UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 10, 2010

Global Crossing Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	001-16201	980189783
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

WESSEX HOUSE, 45 REID STREET, HAMILTON, Bermuda	HM12
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (441) 296-8600

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On November 10, 2010, the Company issued a press release announcing that it had priced $150 million aggregate principal amount of its 9% Senior Unsecured Notes due 2019 (the “Notes”) in its previously-announced offering to qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The issue price is 100% of the principal amount of the Notes. The closing of the sale of the Notes is expected to occur on or about November 16, 2010, subject to customary closing conditions. The Notes will be guaranteed by certain of the Company’s direct and indirect subsidiaries on a senior basis.

The proceeds from the offering of the Notes will be used to refinance the Company’s 5% convertible senior notes due 2011 and to pay related premium, fees and expenses.

The Notes and the related guarantees have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements. This report shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the Notes or the related guarantees in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

A copy of the press release announcing the pricing of the Notes is attached to this report as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

See Exhibit Index below.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Crossing Ltd.

November 10, 2010	By:	Mitchell C. Sussis

/S/ MITCHELL C. SUSSIS

		Name:	Mitchell C. Sussis
		Title:	Senior Vice President, Secretary and Deputy General Counsel

Exhibit Index

Exhibit No.	Description of Exhibit

99.1	Press Release, dated November 10, 2010, of Global Crossing Limited.